Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST ALBANY ANNOUNCES RESIGNATION

OF CHIEF FINANCIAL OFFICER

ALBANY, N.Y. – November 3, 2005 – First Albany Companies Inc. (NASDAQ: FACT) announced today that Steven R. Jenkins resigned today as Vice President and Chief Financial Officer of First Albany Companies Inc. (“First Albany”) and as Executive Managing Director, Chief Financial Officer and Chief Operating Officer of First Albany Capital Inc. (“FAC”), to pursue other interests. Mr. Jenkins will serve as a consultant to the Company to help with the transition.

Paul Kutey has been appointed to serve as Acting Chief Financial Officer of First Albany and FAC. The Board of Directors’ Committee on Succession has initiated a search process and is considering both internal and external candidates. Mr. Kutey is a Certified Public Accountant and has been with First Albany since 2001. While at FAC, Mr. Kutey has headed the Accounting Department, overseen the efforts to comply with Sarbanes-Oxley, has been involved with various acquisitions and financing transactions and negotiated cost savings, particularly related to the firm’s major office leases. Prior to his joining First Albany, from 1993 to 2001, Mr. Kutey was a partner at PricewaterhouseCoopers LLP.

“We appreciate Steve’s service to First Albany over these last six years,” said George C. McNamee, First Albany’s Chairman. “His efforts, particularly over the last year, have helped us to reduce our cost structure substantially. We wish him all the best in his future endeavors.”

About First Albany

Founded in 1953, First Albany is a leading institutionally focused independent investment bank that serves the institutional market, the growing corporate middle market and public institutions by providing clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products through its Equities division, Fixed Income division and Venture Capital division, FA Technology Ventures Inc. First Albany is traded on NASDAQ under the symbol FACT with offices in major business and commercial markets.

FOR ADDITIONAL INFORMATION

PLEASE CONTACT:

Nancy Rice

Director of Marketing

First Albany Companies

518.447.8039